UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2015

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36500	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7999 Gateway Blvd., Suite 130

Newark, CA 94560

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 2, 2015, CymaBay Therapeutics, Inc. (“CymaBay”) and Pharmaceutical Research Associates, Inc., (“PRA”) entered into a Master Services Agreement (the “Agreement”) to provide contract clinical research and development services for CymaBay.

The Agreement provides that CymaBay may engage PRA from time to time to provide services in accordance with work orders mutually agreed and budgeted between the parties. CymaBay contemplates that the Agreement will be utilized from time to time for clinical research and development of its product candidates and the initial work order includes services with respect to CymaBay’s clinical candidate, MBX-8025 which total is anticipated to be approximately $6.2 million.

The Agreement provides customary terms and conditions, including those for performance of services by PRA in compliance with work orders, industry standards, FDA and ICH requirements and all applicable laws. CymaBay remains responsible for all regulatory responsibilities unless specifically transferred to PRA, as well as the determination of any work orders, subject to mutual agreement on the specific terms of any such work orders.

The Agreement has a term of five years, provided that, CymaBay may terminate the Agreement or any individual work order or the Agreement on thirty (30) days written notice. In addition, either party may terminate the Agreement or any applicable work order upon thirty (30) days written notice for a material breach by the other party or immediately in the event of any bankruptcy, insolvency, liquidation or assignment for the benefit of creditors.

The foregoing summary is qualified in its entirety by reference to the Agreement and related statement of work, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2015, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Sujal Shah
Name:	Sujal Shah
Title:	Chief Financial Officer

Dated: September 9, 2015